Exhibit 99.1

JAZZ PHARMACEUTICALS REPORTS FULL YEAR

AND FOURTH QUARTER 2012 FINANCIAL RESULTS

- Record Total Revenues of $586 Million in 2012 -

- Company Provides Guidance for Full Year 2013 Total Revenues of $805 to $835 Million -

DUBLIN, February 26, 2013 — Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the full year and fourth quarter ended December 31, 2012.

“2012 was a transformational year, with the acquisitions of Azur Pharma and EUSA Pharma expanding our business and allowing us to improve more patients’ lives,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals plc. “In 2013, we anticipate continued strong growth in revenues and earnings driven by our core products. In addition, we plan to pursue business development opportunities for additional specialty products that leverage our unique expertise and infrastructure.”

Adjusted net income for 2012 was $290.4 million, or $4.82 per diluted share, compared to 2011 adjusted net income of $164.9 million, or $3.52 per diluted share. Adjusted net income for the fourth quarter of 2012 was $93.9 million, or $1.53 per diluted share, compared to $55.4 million, or $1.17 per diluted share, for the fourth quarter of 2011.

GAAP income from continuing operations for 2012 was $261.1 million, or $4.34 per diluted share, compared to $125.0 million, or $2.67 per diluted share for 2011. GAAP income from continuing operations for the fourth quarter of 2012 was $166.2 million, or $2.71 per diluted share, compared to $37.5 million, or $0.79 per diluted share, for the fourth quarter of 2011.

GAAP net income for 2012 was $288.6 million, or $4.79 per diluted share, compared to $125.0 million, or $2.67 per diluted share for 2011. GAAP net income for the fourth quarter of 2012 was $200.6 million, or $3.28 per diluted share, compared to $37.5 million, or $0.79 per diluted share, for the same period of 2011. GAAP net income for the full year and fourth quarter of 2012 included the results of the discontinued women’s health business and the reversal of the valuation allowance against substantially all of the company’s U.S. deferred tax assets as discussed below. Also, GAAP net income in the 2012 periods reflected various acquisition-related expenses, including transaction, integration and restructuring expenses, as well as certain non-cash expenses. A reconciliation of applicable GAAP to non-GAAP adjusted information is included with this press release.

2012 Revenues and Product Sales

Total revenues for the full year ended December 31, 2012 were $586.0 million, an increase of 115% over total revenues of $272.3 million for the year ended December 31, 2011. Total revenues for the fourth quarter of 2012 were $183.7 million, compared to $83.5 million for the fourth quarter of 2011. Increases in total revenues for both the year and the quarter ended December 31, 2012 were driven primarily by inclusion of revenues from the acquired Azur Pharma and EUSA Pharma businesses and increased net sales of Xyrem® (sodium oxybate) oral solution.

Total revenues for the full year and quarter ended December 31, 2012 included net sales, royalties and contract revenues. A table showing pro forma net sales for the full year and fourth quarter 2012 compared to 2011 is included in this press release.

Net sales for the full year and fourth quarter of 2012 were as follows:

•

Xyrem: 2012 Xyrem sales increased by 62% to $378.7 million, compared to $233.3 million during the prior year. Net sales of Xyrem were $113.5 million for the fourth quarter of 2012, compared to net sales of $71.8 million for the fourth quarter of 2011. During the fourth quarter of 2012, the average number of active Xyrem patients was approximately 10,450.

•

Erwinaze®/Erwinase® (asparaginase Erwinia chrysanthemi): 2012 worldwide net sales of Erwinaze/Erwinase from the EUSA Pharma acquisition closing date of June 12, 2012 were $72.1 million. Full year pro forma net sales of Erwinaze/Erwinase were $131.9 million. 2012 fourth quarter worldwide net sales of Erwinaze/Erwinase were $34.4 million.

•

Prialt® (ziconotide) intrathecal infusion: 2012 net sales of Prialt were $26.4 million, including $4.6 million related to a supply agreement to provide Prialt to Eisai Co. for distribution and sale in Europe recorded in the first quarter of 2012. 2012 fourth quarter net sales of Prialt were $5.9 million.

•

Psychiatry Products: 2012 net sales of the company’s psychiatry products, including once-daily Luvox CR® (fluvoxamine maleate), FazaClo® (clozapine, USP) HD and FazaClo LD, were $76.5 million. 2012 fourth quarter net sales of the psychiatry products were $18.0 million.

•

Other: Net sales of other products for the full year and fourth quarter of 2012 were $26.9 million and $10.2 million, respectively. “Other” includes products acquired in the EUSA Pharma and Azur Pharma transactions that are not mentioned above.

Operating Expenses and Other

Operating expenses for 2012 increased to $388.1 million compared to $144.4 million for 2011. Operating expenses for the fourth quarter of 2012 increased to $116.3 million compared to $45.9 million for the same period of 2011. Operating expenses increased over the prior year for the following reasons:

•

Cost of product sales for 2012 was $78.4 million compared to $13.9 million for 2011. Cost of product sales for the fourth quarter of 2012 was $25.8 million compared to $3.9 million for the same period of 2011. The increases in both periods were due primarily to higher net sales, with the full year 2012 cost of product sales also reflecting $16.8 million of acquisition accounting inventory fair value step-up adjustments.

•

Gross margin for 2012, as a percentage of product sales, was 86.5% compared to 94.8% for 2011. Gross margin for the fourth quarter of 2012, as a percentage of product sales, was 85.8% compared to 95.2% for 2011. Our gross margin percentage in 2012 as compared to 2011 was lower primarily due to the effect of the acquisition accounting inventory fair value step-up adjustments recorded as cost of product sales and also due to the impact of changes in our product mix in 2012.

•

Selling, general and administrative and research and development expenses for 2012 totaled $244.4 million compared to $123.1 million for 2011. Selling, general and administrative and research and development expenses for the fourth quarter of 2012 totaled $68.7 million compared to $40.1 million for the same period of 2011. The increases in both periods reflected higher headcount and related expenses, sales and promotional expenses, professional fees and transaction, integration and restructuring costs due primarily to the expansion of our business as a result of the Azur Pharma and EUSA Pharma transactions.

•	Intangible asset amortization for the full year and fourth quarter of 2012 was $65.4 million and $21.9 million, respectively, primarily related to the company’s expanded product portfolio.

Full year and fourth quarter of 2012 net interest expense was $16.9 million and $7.7 million, respectively. As of December 31, 2012, the balance of cash and cash equivalents was $387.2 million and the remaining balance on the term loan was $456.8 million.

During the fourth quarter of 2012, the company reversed the valuation allowance against substantially all of its U.S. deferred tax assets, since the realization of those assets was deemed to be more likely than not, and recorded a non-recurring income tax benefit of $104.2 million. This tax benefit was reflected in the company’s GAAP results for the fourth quarter and full year of 2012.

In addition, during the fourth quarter of 2012, the company sold its women’s health business for $97.6 million and recorded a non-recurring gain of $35.2 million. Financial results from the women’s health business are reported as discontinued operations for all periods presented.

2013 Financial Guidance

Jazz Pharmaceuticals is providing the following 2013 guidance:

Revenues	$805-$835 million
Total Net Product Sales	$798-$827 million
-Xyrem Net Sales	$530-$540 million
-Erwinaze/Erwinase Net Sales	$155-$165 million
Adjusted Gross Margin %[1,3]	87-89%
Adjusted Combined SG&A and R&D Expenses[2,3]	$260-$275 million
GAAP Net Income Per Diluted Share	$3.17-$3.47
Adjusted Net Income Per Diluted Share[3]	$5.70-$5.90

1.	Excludes $4 million of acquisition accounting inventory fair value step-up and $2 million in share-based compensation expense from estimated GAAP gross margin of 86-88%.
2.	Excludes $46-$48 million of share-based compensation expense, $15 million related to a change in fair value of contingent consideration, $4 million of depreciation expense and $1-$2 million of transaction, integration and restructuring costs from estimated GAAP combined SG&A and R&D expenses of $325-$340 million.
3.	See “Non-GAAP Financial Measures” below. A reconciliation of non-GAAP adjusted guidance measures shown above is included with this press release.

Conference Call Details

Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. EST (9:30 p.m. GMT) to provide a business and financial update and discuss 2012 full year and fourth quarter results and 2013 financial guidance. The live webcast may be accessed from the Investors & Media section of the company’s website at www.jazzpharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. Investors may participate in the conference call by dialing +1 800 920 8624 in the U.S., or +1 617 597 5430 outside the U.S., and entering passcode 75109778.

An archived version of the webcast will be available for at least one week in the Investors & Media section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals

Jazz Pharmaceuticals plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing innovative products that address unmet medical needs. The company has a diverse portfolio of products in the areas of narcolepsy, oncology, pain and psychiatry. The company’s U.S. marketed products in these areas include: Xyrem® (sodium oxybate) oral solution, Erwinaze® (asparaginase Erwinia chrysanthemi), Prialt® (ziconotide) intrathecal infusion, FazaClo® (clozapine, USP) HD, FazaClo LD, and Luvox CR® (fluvoxamine maleate). Outside of the U.S., Jazz Pharmaceuticals also has a number of products marketed by its EUSA Pharma division. For further information, see www.jazzpharmaceuticals.com.

Non-GAAP Financial Measures

To supplement Jazz Pharmaceuticals’ financial results and guidance presented on a GAAP basis, the company uses certain non-GAAP adjusted financial measures. The company believes that these non-GAAP financial measures are helpful in understanding its past financial performance and potential future results, particularly in light of the effect of various acquisition and divestiture transactions effected by the company during 2012.

They are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. Jazz Pharmaceuticals’ management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. Compensation of executives is based in part on the performance of the company’s business based on certain of these non-GAAP measures. In addition, Jazz Pharmaceuticals believes that the use of these non-GAAP measures enhances the ability of investors to compare its results from period to period. The non-GAAP adjusted financial measures as used by Jazz Pharmaceuticals in this press release may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the company’s competitors and other companies.

As used in this press release, (i) the historical adjusted net income measures exclude from GAAP income from continuing operations, as applicable, revenue related to upfront and milestone payments, amortization of intangible assets, share-based compensation expense, acquisition accounting inventory fair value step-up adjustments, transaction and integration costs, restructuring charges, change in fair value of contingent consideration, loss on extinguishment of debt, other non-cash expense/income, tax related to acquisition restructuring and the release of the valuation allowance against substantially all of the company’s U.S. deferred tax assets, and adjust the income tax provision to the estimated amount of taxes that are payable in cash; (ii) the adjusted net income guidance measures exclude from estimated GAAP net income amortization of intangible assets and depreciation, share-based compensation expense, acquisition accounting inventory fair value step-up adjustments, transaction, integration and restructuring costs, change in fair value of contingent consideration, and other non-cash expense and adjust the income tax provision to the estimated amount of taxes that are payable in cash; (iii) the adjusted gross margin percentage guidance excludes from estimated GAAP gross margin percentage share-based compensation expense and acquisition accounting inventory fair value step-up adjustments; and (iv) the adjusted combined selling, general and administrative and research and development expenses guidance excludes from estimated GAAP combined selling, general and administrative and research and development expenses share-based compensation expense, transaction, integration and restructuring costs, depreciation, and change in fair value of contingent consideration.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ future financial results and growth potential, including 2013 financial guidance, plans to pursue business development opportunities and other statements that are not historical facts. These forward-looking statements are based on Jazz Pharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with maintaining and increasing sales of and revenue from Xyrem, such as the potential introduction of generic competition and changed or increased regulatory restrictions on Xyrem, as well as similar risks related to effectively commercializing the company’s other marketed products, including Erwinaze and Prialt; protecting the company’s intellectual property rights; obtaining appropriate pricing and reimbursement for the company’s products in an increasingly challenging environment; ongoing regulation and oversight by U.S. and non-U.S. regulatory agencies; dependence on key customers and sole source suppliers; the difficulty and uncertainty of pharmaceutical product development and the uncertainty of clinical success and regulatory approval; the company’s ability to identify and acquire, in-license or develop additional products or product candidates to grow its business; and potential restrictions on the company’s ability and flexibility to pursue future opportunities as a result of its substantial outstanding debt obligations; as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals plc’s Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and future filings and reports by the company, including the Annual Report on Form 10-K for the year ended December 31, 2012 . Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Product sales, net	$181,942	$80,935	$580,527	$266,518
Royalties and contract revenues	1,761	2,601	5,452	5,759

Total revenues	183,703	83,536	585,979	272,277
Operating expenses:
Cost of product sales	25,763	3,862	78,425	13,942
Selling, general and administrative	61,377	36,384	223,882	108,936
Research and development	7,277	3,764	20,477	14,120
Intangible asset amortization	21,907	1,862	65,351	7,448

Total operating expenses	116,324	45,872	388,135	144,446

Income from operations	67,379	37,664	197,844	127,831
Interest expense, net	(7,670)	(41)	(16,869)	(1,600)
Foreign currency loss	(2,263)	—	(3,620)	—
Loss on extinguishment of debt	—	(150)	—	(1,247)

Income from continuing operations before income tax benefit	57,446	37,473	177,355	124,984
Income tax benefit	(108,760)	—	(83,794)	—

Income from continuing operations	166,206	37,473	261,149	124,984
Income from discontinued operations, net of tax	34,345	—	27,437	—

Net income	$200,551	$37,473	$288,586	$124,984

Basic income per ordinary share:
Income from continuing operations	$2.87	$0.88	$4.61	$3.01
Income from discontinued operations	0.59	—	0.48	—

Net income	$3.46	$0.88	$5.09	$3.01

Diluted income per ordinary share:
Income from continuing operations	$2.71	$0.79	$4.34	$2.67
Income from discontinued operations	0.57	—	0.45	—

Net income	$3.28	$0.79	$4.79	$2.67

Weighted-average ordinary shares used in per share computations:
Basic	57,968	42,367	56,643	41,499

Diluted	61,234	47,451	60,195	46,798

JAZZ PHARMACEUTICALS PLC

SUMMARY OF PRODUCT SALES, NET

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Xyrem	$113,514	$71,845	$378,663	$233,348
Erwinaze/Erwinase (1)	34,423	—	72,083	—
Prialt (1)	5,869	—	26,360	—
Psychiatry:
Luvox CR	10,785	9,090	42,419	33,170
FazaClo LD (1)	4,118	—	22,023	—
FazaClo HD (1)	3,068	—	12,047	—
Other (1)	10,165	—	26,932	—

Total	$181,942	$80,935	$580,527	$266,518

(1)	Net sales for the year ended December 31, 2012 reported by Jazz Pharmaceuticals plc include net sales from the historic Azur Pharma business beginning January 18, 2012 and net sales from the historic EUSA Pharma business beginning June 12, 2012.

The following unaudited pro forma information represents the combined net product sales for the three months and years ended December 31, 2012 and 2011, respectively, as if the merger with Azur Pharma, the acquisition of EUSA Pharma and the disposition of the women’s health business had each been completed on January 1, 2011:

SUMMARY OF PRODUCT SALES, NET (PRO FORMA)

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Xyrem	$113,514	$71,845	$378,663	$233,348
Erwinaze/Erwinase	34,423	18,534	131,870	44,220
Prialt	5,869	5,773	26,699	20,600
Psychiatry:
Luvox CR	10,785	9,090	42,419	33,170
FazaClo LD	4,118	8,090	22,256	30,105
FazaClo HD	3,068	3,143	12,177	8,681
Other	10,165	12,688	48,873	52,622

Total pro forma net sales	$181,942	$129,163	$662,957	$422,746

JAZZ PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$387,196	$82,076
Marketable securities	—	75,822
Accounts receivable	75,480	34,374
Inventories	26,525	3,909
Prepaid expenses	7,445	1,690
Deferred tax assets, net	35,813	—
Other current assets	19,113	1,260

Total current assets	551,572	199,131
Property and equipment, net	7,281	1,557
Intangible assets, net	869,952	14,585
Goodwill	442,600	38,213
Deferred tax assets, net, non-current	74,850	—
Deferred financing costs	16,576	—
Other long-term assets	3,662	87

Total assets	$1,966,493	$253,573

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,887	$5,129
Accrued liabilities	104,666	34,783
Current portion of long-term debt	29,688	—
Income taxes payable	39,884	—
Deferred tax liability, net	275	—
Purchased product rights liability	—	4,500
Liability under government settlement	—	7,320
Deferred revenue	1,138	1,138

Total current liabilities	191,538	52,870
Deferred revenue, non-current	6,776	7,915
Long-term debt, less current portion	427,073	—
Contingent consideration	34,800	—
Deferred tax liability, net, non-current	178,393	—
Other non-current liabilities	6,621	—
Total shareholders’ equity	1,121,292	192,788

Total liabilities and shareholders’ equity	$1,966,493	$253,573

JAZZ PHARMACEUTICALS PLC

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
GAAP income from continuing operations	$166,206	$37,473	$261,149	$124,984
Intangible asset amortization	21,907	1,862	65,351	7,448
Share-based compensation expense	8,322	10,946	23,006	20,704
Acquisition accounting inventory fair value step-up	2,118	—	16,794	—
Transaction and integration costs	1,129	5,271	18,821	11,245
Restructuring charges	609	—	2,789	—
Change in fair value of contingent consideration	(1,400)	—	(300)	—
Loss on extinguishment of debt	—	150	—	1,247
Other non-cash expense (income)	1,291	(284)	2,860	(744)
Valuation allowance release	(104,247)	—	(104,247)	—
Income tax adjustments	(1,989)	—	4,171	—

Adjusted net income	$93,946	$55,418	$290,394	$164,884

GAAP income from continuing operations per diluted share	$2.71	$0.79	$4.34	$2.67

Adjusted net income per diluted share	$1.53	$1.17	$4.82	$3.52

Shares used in computing GAAP income from continuing operations and adjusted net income per diluted share amounts	61,234	47,451	60,195	46,798

JAZZ PHARMACEUTICALS PLC

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED INFORMATION

CERTAIN LINE ITEMS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2012				December 31, 2011
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Total revenues	$183,703	$—		$183,703	$83,536	$(284	)(f)	$83,252
Cost of product sales	25,763	(2,614	)(a)	23,149	3,862	(194	)(c)	3,668
Selling, general and administrative	61,377	(7,242	)(b)	54,135	36,384	(13,877	)(g)	22,507
Research and development	7,277	(922	)(c)	6,355	3,764	(2,146	)(c)	1,618
Intangible asset amortization	21,907	(21,907)		—	1,862	(1,862)		—
Interest expense, net	7,670	(1,291	)(d)	6,379	41	—		41
Foreign currency loss	2,263	—		2,263	—	—		—
Loss on extinguishment of debt	—	—		—	150	(150)		—
Income tax provision (benefit)	(108,760)	106,236	(e)	(2,524)	—	—		—
Income from continuing operations	166,206	(72,260)		93,946	37,473	17,945		55,418
Income from continuing operations per diluted share	$2.71			$1.53	$0.79			$1.17

(a)	Acquisition accounting inventory fair value step-up of $2,118, share-based compensation expense of $417 and restructuring expense of $79.
(b)

Share-based compensation expense of $6,983, transaction and integration costs of $1,129 and restructuring charges of $530, partially offset by change in fair value of contingent consideration of $1,400.

(c)	Share-based compensation expense.
(d)	Non-cash interest expense primarily associated with debt discount and debt issuance costs.
(e)

Release of the valuation allowance against substantially all U.S. deferred tax assets of $104,247 and adjustments to convert the income tax provision to the estimated amount of taxes payable in cash of $11,721, partially offset by tax related to acquisition restructuring of $9,732.

(f)	Revenue related to upfront and milestone payments.
(g)	Share-based compensation expense of $8,606 and transaction and integration costs of $5,271.

JAZZ PHARMACEUTICALS PLC

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED INFORMATION

CERTAIN LINE ITEMS

(In thousands, except per share amounts)

(Unaudited)

	Year Ended
	December 31, 2012				December 31, 2011
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Total revenues	$585,979	$—		$585,979	$272,277	$(1,138	)(f)	$271,139
Cost of product sales	78,425	(18,380	)(a)	60,045	13,942	(624	)(c)	13,318
Selling, general and administrative	223,882	(40,090	)(b)	183,792	108,936	(26,837	)(g)	82,099
Research and development	20,477	(2,640	)(c)	17,837	14,120	(4,488	)(c)	9,632
Intangible asset amortization	65,351	(65,351)		—	7,448	(7,448)		—
Interest expense, net	16,869	(2,860	)(d)	14,009	1,600	(394	)(d)	1,206
Foreign currency loss	3,620	—		3,620	—	—		—
Loss on extinguishment of debt	—	—		—	1,247	(1,247)		—
Income tax provision (benefit)	(83,794)	100,076	(e)	16,282	—	—		—
Income from continuing operations	261,149	29,245		290,394	124,984	39,900		164,884
Income from continuing operations per diluted share	$4.34			$4.82	$2.67			$3.52

(a)	Acquisition accounting inventory fair value step-up of $16,794, share-based compensation expense of $1,416 and restructuring expense of $170.
(b)

Share-based compensation expense of $18,950, transaction and integration costs of $18,821 and restructuring charges of $2,619, partially offset by change in fair value of contingent consideration of $300.

(c)	Share-based compensation expense.
(d)	Non-cash interest expense primarily associated with debt discount and debt issuance costs.
(e)

Release of the valuation allowance against substantially all U.S. deferred tax assets of $104,247 and adjustments to convert the income tax provision to the estimated amount of taxes payable in cash of $20,940, partially offset by tax related to acquisition restructuring of $25,111.

(f)	Revenue related to upfront and milestone payments.
(g)	Share-based compensation expense of $15,592 and transaction and integration costs of $11,245.

JAZZ PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF DISCONTINUED OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2012	Year Ended December 31, 2012
Product sales, net	$1,596	$20,873

Income from discontinued operations, net of taxes (1)	$34,345	$27,437

(1)	Includes gain on sale of $35,244 in both the three months and year ended December 31, 2012.

JAZZ PHARMACEUTICALS PLC

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2013 FINANCIAL GUIDANCE

(In millions, except per share amounts)

(Unaudited)

GAAP net income	$197 - $215
Intangible asset amortization and depreciation	79 - 80
Share-based compensation expense	48 - 50
Acquisition accounting inventory fair value step-up	4
Transaction, integration and restructuring costs	1 - 2
Change in fair value of contingent consideration	15
Other non-cash expense	5
Income tax adjustments	0 - 2

Adjusted net income	$355 - $367

GAAP net income per diluted share	$3.17 - $3.47

Adjusted net income per diluted share	$5.70 - $5.90

Shares used in computing GAAP and adjusted net income per diluted share amounts	62

Contacts

For Investors:

Kathee Littrell

Vice President, Investor Relations

Jazz Pharmaceuticals plc

Ireland, + 353 1 634 7887

U.S., + 1 650 496 2717

For Media:

Ami Knoefler

Executive Director, Investor Relations and Corporate Communications

Jazz Pharmaceuticals plc

Ireland, + 353 1 638 1032

U.S., + 1 650 496 2947